INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Registration Statement No. 333-34263 of the U.S. Restaurant Properties, Inc. on Form S-3 of our report dated January 20, 1998 with respect to the Statement of Revenues and Direct Operating Expenses Applicable to the Acquisition of Eighteen Properties of Kettle Restaurants, Inc. by U.S. Restaurant Properties, Inc. for the year ended October 30, 1997, appearing in the Current Report on Form 8-K/A dated January 23, 1998 of U.S. Restaurant Properties, Inc.





MONTGOMERY, JESSUP & CO., L.L.P.

Dallas, Texas
January 23, 1998